Exhibit 99.1

Gopher Protocol Files Patent and Trademark

for GopherAntiTheft™

Worldwide Tracking Device

PERRIS, California, January 7, 2016 – Gopher Protocol Inc. (OTC: GOPH) (“Gopher”) today announced that, in relation to pending agreements between Gopher and its Chief Technology Officer and director, Dr. Danny Rittman, Gopher has filed a patent for an electronic circuit within a sticky patch package for global tracking which will work with mobile software applications and other electronic circuits on a separate, secured, private network. The electronic circuit embedded within the sticky patch includes a secured BIOS system, ROM, RAM memory and at least one microprocessor or microcontroller. The electronic circuit communicates with other microchips within the same patch through a separate, secure and encrypted private network, worldwide.

The device has been tested and is functional. GopherAntiTheft™ Prototype B - PHASE 2 - Grand Theft Auto preVention (https://youtu.be/YiFopNFCPR4).

About Gopher Protocol Inc.

Gopher Protocol Inc. (“Gopher”)(OTC: GOPH) is Development-stage Company that is developing a real-time, heuristic based, mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using human heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing and additional mobile features.

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336